Exhibit (s)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

BLACKROCK UTILITIES, INFRASTRUCTURE & POWER OPPORTUNITIES TRUST

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Secur ity Type	Security Class Title	Fee Calculat ion or Carry Forwar d Rule	Amoun t Registe red	Propos ed Maxim um Offerin g Price Per Unit	Maxim um Aggreg ate Offerin g Price	Fee Rate	Amount of Registra tion Fee	Carry Forwa rd Form Type	Carry Forwa rd File Numb er	Carry Forwa rd Initial effecti ve date	Filing Fee Previou sly Paid In Connect ion with Unsold Securiti es to be Carried Forwar d

Newly Registered Securities

Fees to Be Paid	Equity	Common Shares of Beneficial Interest	457(o)			$1,000, 000	$153. 10	$153.10

	Other	Rights to Purchase Common Shares of Beneficial Interest(1)	–			–

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

Total Offering Amounts						$1,000, 000		$153.10

Total Fees Previously Paid								$0

Total Fee Offsets

Net Fee Due								$153.10
(1)

No separate consideration will be received by the Registrant. Any shares issued pursuant to an offering of rights to purchase shares of beneficial interest, including any shares issued pursuant to an over-subscription privilege or a secondary over-subscription privilege, will be shares registered under this Registration Statement.